EXHIBIT F.3

[Letterhead of Cleary, Gottlieb, Stern & Hamilton]

Writer’s Direct Dial: (212) 225-2810

June 30, 2003

República Oriental del Uruguay
Banco Central del Uruguay
C. Correo 1467
11100 Montevideo
Uruguay

Ladies and Gentlemen:

     We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”) and Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, in connection with Uruguay’s offering pursuant to a registration statement on Schedule B (No. 333-103739 ) of US$53,104,797 of 7.25% Bonds due 2011 (the “Bonds”) to be issued under an indenture dated as of May 29, 2003 by and among the Republic, Banco Central, as its financial agent, and The Bank of New York, as trustee (the “Indenture”). Such registration statement, as amended when it became effective, is herein called the “Registration Statement,” and the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated June 25, 2003, is herein called the “Prospectus.”

     In arriving at the opinion expressed below, we have reviewed the following:

(a)	the Registration Statement, as amended as of the date hereof;

(b)	the Prospectus;

(c)	a copy of the executed Indenture;

(d)	a copy of the executed global security representing the Bonds.

     In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, certificates, governmental records and other instruments, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that the Bonds will be duly authenticated in accordance with the terms of the Indenture.

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming the Indenture has been duly authorized, executed and delivered by the parties thereto and the Bonds have been duly authorized by the Republic and duly executed and authenticated in accordance with the Indenture, the Bonds constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to possible judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

     Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Republic, we have assumed that the Republic and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York).

     The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the terms and conditions of the Bonds and the Indenture, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

     We express no opinion as to the enforceability of the indemnity by one party to another party thereto against any loss in obtaining the currency due to such party under the Bonds from a court judgment in another currency, as provided for in the terms and conditions of the Bonds.

     We also note that the designation in paragraph 17(b) of the terms and conditions of the Bonds and Section 9.7(b) of the Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Bonds is (notwithstanding the waiver contained in paragraph 17(b) of the terms and conditions of the Bonds and Section 9.7(b) of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

     The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. In particular, to the extent that the law of the Republic of Uruguay is relevant to the opinion expressed above, we have, without making any independent investigation, assumed the correctness of, and our opinion is subject to any qualifications, assumptions and exceptions set forth in, the opinion of Legal Counsel to the Ministry of Economy and Finance of the Republic included as Exhibit E.3 to the Post-Effective Amendment.

     We hereby consent to the filing of this opinion as an exhibit to a post-effective amendment to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON

By:	/s/ Lee C. Buchheit
Lee C. Buchheit, a Partner